Exhibit 99.1

Contact:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6749

pwulff@alphatecspine.com

Cheryl B. Monblatt

Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6746

cmonblatt@alphatecspine.com

ALPHATEC SPINE ANNOUNCES THIRD QUARTER 2008

REVENUE AND FINANCIAL RESULTS

— Revenue of $25.8 million; 5th consecutive quarter of record revenue;

3Q 2008 adjusted EBITDA approaching break even level —

CARLSBAD, Calif., November 3, 2008 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced today financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

•

Total revenues of $25.8 million reported in the third quarter 2008 represents 27.1% growth over the third quarter 2007. Third quarter 2008 U.S. revenues of $21.5 million grew 27.7% over third quarter 2007 and grew 10.9% over second quarter 2008 U.S. revenues.

•	EBITDA adjusted for stock based compensation and in-process research and development expenses reported for the third quarter 2008, approaching break even at negative $91 thousand.

•	Unveiled new corporate brand "Solutions for the Aging Spine" and launched nine new products at the North American Spine Surgery (NASS) Meeting in Toronto, Canada.

•	Received a European CE Mark for the OsseoFix™ Fracture Reduction System, which allows the Company to market the OsseoFix system in the European Union for treatment of spinal compression fractures.

•

Expanding global presence with the addition of Peter Kohlbecher, an experienced medical device industry sales and marketing executive, as the Vice President, General Manager of Europe. Continued expansion of sales in Europe with both current and new distribution partners.

•

Strengthened the Board of Directors with the addition of Siri S. Marshall, Esq. former Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc.

Third Quarter 2008 Financial Results

Consolidated revenues for the third quarter 2008 were $25.8 million, an increase of 27.1% from the $20.3 million reported for the third quarter 2007. U.S. revenues for the third quarter 2008 were $21.5 million, an increase of 27.7% from the $16.8 million reported for the third quarter of 2007 and an increase of 10.9% over second quarter 2008. Asia revenues for the third quarter 2008 were $3.9 million, an increase of 10.0% from the $3.5 million reported for the third quarter 2007.

Gross profit for the third quarter 2008 was $16.7 million, an increase of $3.8 million over third quarter 2007 of $12.9 million. Third quarter 2008 gross margin of 64.7% increased over third quarter 2007 gross margin of 63.7%.

Total operating expenses for the third quarter 2008 were $21.2 million, an increase of $2.9 million compared to third quarter 2007 of $18.3 million. The increase in operating expenses is primarily due to increased expenditures in both research and development, and sales and marketing.

Research and development expenses for the third quarter 2008 were $3.4 million, an increase of $2.1 million compared to the third quarter 2007 of $1.3 million. The increase in expenditures was primarily due to development activities relating to the development of OsseoFix, the OsseoScrew and additional product development.

Sales and marketing expenses for the third quarter 2008 were $10.7 million, an increase of $2.2 million compared to the third quarter 2007 of $8.5 million. The increase was primarily due to an increase in marketing personnel to support the product development pipeline and corporate rebranding, as well as sales commission expenses related to increased sales volume.

General and administrative expenses for the third quarter 2008 were $5.8 million, a decrease of $0.3 million, compared to the third quarter 2007 of $6.1 million.

Net loss for the third quarter 2008 was $4.9 million, or ($0.10) per share (basic and diluted), compared with a net loss of $5.6 million, or ($0.16) per share (basic and diluted) for the third quarter 2007.

As of September 30, 2008, cash and cash equivalents totaled $10.9 million.

On October 13, 2008, the Company increased its revenue guidance for the full year 2008 from $95 million to $100 million.

“Today we proudly announced our fifth consecutive quarter of achieving record revenues. We continue to grow revenues derived from our core spinal product portfolio at a rate greater than the growth of the spine market,” stated Dirk Kuyper, President and Chief Executive Officer. “As evidenced by the nine new products introduced at the North American Spine Society meeting in Toronto, Canada last month, we continue to focus on expanding our core business, while developing and commercializing innovative products for the aging spine.”

Conference Call

Alphatec Spine will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (877) 440-5796 for domestic callers and (719) 325-4872 for international. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine's website, for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company's mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient's quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, The Company also markets its spine products in Europe. In Asia, the company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. Alphatec Spine is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about all the key disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Non-GAAP Information for Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA” as adjusted) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock based compensation costs, and other non-recurring income of expense items. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles. In prior periods, EBITDA was calculated as detailed above, with the exclusion of other income.

Though management finds EBITDA useful for evaluating aspects of the Company's business, its reliance on this measure is limited because excluded items often have a material effect on the Company's earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company's financial results.

Forward Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine's ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2008 revenue projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine's pipeline, including the successful launch in both the U.S. and Europe of the OsseoFix system, and those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine's products, including the OsseoFix system, by the surgeon community, failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process, including without limitation the OsseoFix system, Alphatec Spine's ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine's products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine's ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine's ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine's intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine's SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

# # #

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$25,816	$20,319	$72,866	$58,689
Cost of revenues	9,108	7,379	25,011	21,096

Gross profit	16,708	12,940	47,855	37,593

Operating expenses:
Research and development	3,361	1,336	9,919	4,105
In-process research and development	1,300	2,344	2,600	2,344
Sales and marketing	10,723	8,501	30,888	24,879
General and administrative	5,779	6,127	17,083	14,795
Litigation settlement	—	—	11,000	—

Total operating expenses	21,163	18,308	71,490	46,123

Operating loss	(4,455)	(5,368)	(23,635)	(8,530)
Interest and other expense, net	(323)	11	(352)	(147)

Loss before taxes	(4,778)	(5,357)	(23,987)	(8,677)
Income taxes	82	221	243	278

Net loss	$(4,860)	$(5,578)	$(24,230)	$(8,955)

Net loss per common share—basic and diluted	$(0.10)	$(0.16)	$(0.52)	$(0.26)

Weighted-average shares—basic and diluted	46,387	35,634	46,221	34,370

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,874	$25,843
Restricted cash	—	2,000
Accounts receivable, net	17,391	13,035
Inventories, net	22,342	20,092
Prepaid expenses and other current assets	6,594	1,968
Deferred income taxes	674	937

Total current assets	57,875	63,875

Property and equipment, net	21,547	12,229
Goodwill	60,129	60,003
Intangibles, net	5,027	9,634
Other assets	2,515	1,499

Total assets	$147,093	$147,240

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,958	$5,948
Accrued expenses	16,045	13,368
Deferred revenue	2,862	—
Line of credit	12,750	2,546
Current portion of long-term debt	3,199	2,211

Total current liabilities	44,814	24,073

Total other long term liabilities	4,356	4,705
Redeemable preferred stock	23,606	23,612
Total stockholders' equity	74,317	94,850

Total liabilities and stockholders' equity	$147,093	$147,240

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating loss, as reported	$(4,455)	$(5,368)	$(23,635)	$(8,530)
Add back:
Depreciation	1,350	1,721	3,459	4,699
Amortization of intangibles	891	1,065	2,456	3,024

Total EBITDA	(2,214)	(2,582)	(17,720)	(807)

Add back significant items:
Stock-based compensation	823	236	2,263	78
In-process research and development	1,300	2,344	2,600	2,344
IP Settlement	—	—	11,000	—

EBITDA, as adjusted for significant items	$(91)	$(2)	$(1,857)	$1,615

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF SEGMENT REVENUES AND GROSS PROFIT

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues by geographic segment
U.S.	$21,465	$16,803	$59,471	$49,645
Asia	3,867	3,516	12,911	9,044
Europe	484	—	484	—

Total revenues	$25,816	$20,319	$72,866	$58,689

Gross profit by geographic segment
U.S.	$14,583	$11,570	$42,118	$33,498
Asia	1,870	1,370	5,482	4,095
Europe	255	—	255	—

Total gross profit	$16,708	$12,940	$47,855	$37,593

Gross profit margin by geographic segment
U.S.	67.9%	68.9%	70.8%	67.5%
Asia	48.4%	39.0%	42.5%	45.3%
Europe	52.7%	—	52.7%	—

Total gross margin	64.7%	63.7%	65.7%	64.1%